1576 Rand Avenue
Vancouver, BC V6P 3G2
Tel: (604) 266 9539

PRESS RELEASE

Garuda Capital Corp. announces option agreement to acquire mining prospect:

VANCOUVER, BC Canada, July 10, 2006 – Garuda Capital Corp. (OTC BB: GRUA) today announced that its subsidiary, Garuda Ventures Canada Inc. has entered into an option agreement with Xemplar Energy Corp., a Vancouver based corporation trading on the TSX Venture Exchange, pursuant to which Garuda Ventures will acquire a 70 percent interest in Xemplar's 100 percent owned Corhill uranium-gold-platinum property located in the Northwest Territories (the “Corhill Property”).

The agreement provides that Garuda must make a cash payment of Cdn.$50,000, issue 2,000,000 restricted common shares of Garuda Capital Corp. to Xemplar Energy Corp. and incur expenditures of Cdn.$1,500,000 over 3 years. The property is subject to a 2% net smelter return royalty.

The Corhill Property is comprised of 18 mineral claims and covers 30,628 acres. The claims straddle the Northwest Territories/Nunavut border and are approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (formerly named Coppermine).

The property holds potential for Athabasca Basin-type unconformity uranium deposits and the genetically related Coronation Hill (Australia) type mineralization with associated gold and platinum group metals. The Corhill Property does not have any substantiated mineral deposits or proven reserves of minerals. Garuda Ventures intends to carry out preliminary exploration work to ascertain whether the claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of uranium, gold or platinum group metals.

The region was initially explored for radium due to the discovery of the radium mines at Port Radium. Subsequent exploration efforts focused on uranium potential and in the 1970's a number of uranium showings were identified, including two occurrences which are located on the property.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective to develop businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

The corporation has several wholly owned subsidiaries, Hagensborg Foods Ltd., Natural Program Inc., Garuda Gold Corporation, Garuda Minerals Inc., and Garuda Ventures Canada Inc. Garuda Gold and Garuda Minerals are currently seeking mineral exploration opportunities. The company has announced that it intends to divest itself of businesses that are not in the natural resource sector.

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission. Garuda assumes no obligation to update the information in this press release.

For more information please contact:
Garuda Capital Corp., Investor Relations
Cassandra Anderton
Phone 604-266-9539